Exhibit 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

Monterey Gourmet Foods Elects New Chairman and Adds New Director

Salinas, CA - March 8, 2006 - Monterey Gourmet Foods (NASDAQ: PSTA) today announced that Director Van Tunstall was elected Chairman of the Board at its March 3 board meeting to fill the position vacated by the passing of former Chairman Lance Hewitt in November 2005.

Mr. Tunstall was elected to the board in February 1997 and brings extensive food management experience to his new post, having served as President and Chairman of Gilroy Foods for six years and in several executive positions with McCormick and Company, Inc. Mr. Tunstall is currently president of Central Coast Group, a strategic consulting and business services firm working with small to medium-sized food companies. He also serves on boards of other food companies, including Rudi's Organic Bakery, Cascade Specialties, and Rio Valley Chili.

The company also announced the election of a new director, John H. McGarvey, effective March 3, 2006. Mr. McGarvey brings a strong legal and financial management background to Monterey Gourmet Foods. Mr. McGarvey is an owner and partner of Cybus Capital Markets, LLC, a private investment bank specializing in capital placement and formation services for middle market food and agribusiness companies, and previously served as General Counsel of Graham Investment Company, as a partner, specializing in taxation, of the law firm of Nyemaster, Goode, McLaughlin, Emery & O'Brien and as director and general counsel at Tone Brothers Spice Company. Mr. McGarvey is also the owner of McGarvey and Affiliates, Inc., a financial consulting firm.

Commenting on these developments, Monterey Gourmet Foods CEO and President Jim Williams stated, "Our management team is pleased to have Van appointed as Chairman. He has been a key contributor to the board these past years and his wide experience in the food industry makes him a great resource for the company."

On Mr. McGarvey's election to the board, Williams stated, "We are pleased to welcome John to the board. His strong legal and financial credentials will be especially valuable to our company in the strict financial environment in which we currently operate."

Founded in 1989, Monterey Gourmet Foods produces over 100 fresh gourmet food products for the premium food consumer that are distributed in more than 9,700 retail and club stores throughout the United States, selected regions of Canada, the Caribbean, Latin America and Asia Pacific. Monterey Gourmet Foods' USDA-inspected fresh refrigerated gourmet food products are produced at facilities in Salinas, (Monterey County) California; Eugene, Oregon; and Seattle, Washington. Monterey Gourmet Foods continues to introduce new product lines such as refrigerated entrees, grilled wraps and whole wheat pastas that are focused outside of its traditionally strong base of pasta and sauces. Recent acquisitions of Casual Gourmet Foods and Sonoma Cheese Company have allowed the Company to expand into the areas of award-winning sausages, premium refrigerated soups and gourmet cheeses with the effect of building a diversified and stable platform for growth that minimizes any dependence on one product category or distribution channel. For more information about Monterey Gourmet Foods, visit www.MontereyGourmetFoods.com.
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CONTACT:     Monterey Gourmet Foods
             1528 Moffett Street, Salinas, CA 93905
             831-753-6262
             Jim Williams, CEO, jimw@montereypasta.com
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             Scott Wheeler, CFO, scottw@montereypasta.com
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